Exhibit 99.1

[Manpower Logo]

FOR IMMEDIATE RELEASE	Contact: Mike Van Handel Chief Financial Officer (414) 906-6305

Manpower Reports 2nd Quarter and First Half 2004 Results

MILWAUKEE, WI, USA, July 20, 2004 – Manpower Inc. (NYSE: MAN) today reported that net income for the three months ended June 30, 2004 was $53.1 million, or 56 cents per diluted share, an increase of 82 percent, from $29.1 million, or 37 cents per diluted share, a year earlier. Revenues for the second quarter totaled $3.6 billion, an increase of 20 percent from the year-earlier period. Results for the second quarter were positively affected by relatively stronger foreign currencies compared to the prior year period. On a constant currency basis, earnings per diluted share for the quarter were 54 cents on a 14 percent improvement in revenues.

“The second quarter results continued to endorse the power of our business strategies and the effectiveness of our execution. The Manpower team again delivered results through exceptional focus and a high level of energy throughout our network,” stated Jeffrey A. Joerres, Chairman and CEO of Manpower Inc.

“Both long-term and newly acquired customers are accelerating their use of flexible talent. This increased demand is not only fueling our core business, but is also fueling our unique offerings in financial services, organizational consulting and career transition services. Jefferson Wells grew revenue 131% in the second quarter, the EMEA segment grew at 17.8% in constant currency, and our U.S. operation more than doubled their growth rate, compared to the first quarter of 2004.

“Our organization remains focused on delivering solutions to our customers that only the combined strength of Manpower’s unique array of services can provide to meet their needs through the entire business and employment lifecycle. We continue to strengthen our position by expanding our customer relationships and increasing the efficiency of our organization.

“We are anticipating the third quarter of 2004 diluted earnings per share will be in the range of 63 to 67 cents. This includes an estimated positive currency impact of 4 cents,” Joerres stated.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI 53201 • USA • PHONE +1.414-961-

1000 • www.manpower.com

Manpower Reports 2nd Quarter Results/Page 2

Net income for the six months ended June 30, 2004 totaled $92.7 million or $1.01 per diluted share, an increase of 110 percent from $44.0 million, or 56 cents per diluted share in 2003. Revenues for the six-month period were $7.0 billion, an increase of 22 percent from the prior year. On a constant currency basis, earnings per diluted share for the six-month period were 94 cents on a 13 percent improvement in revenues.

Included in the six-month period was a first quarter non-recurring gain of $14.2 million ($10.2 million net of income taxes), or 12 cents per diluted share, primarily related to the gain on the sale of an equity interest in a European internet job board.

In conjunction with its second quarter earnings release, Manpower will broadcast its conference call live over the Internet on July 20, 2004 at 8:00 a.m. CDT (9:00 a.m. EDT). Interested parties are invited to listen to the webcast by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statement can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2003, which information is incorporated herein by reference.

Manpower Reports 2nd Quarter Results/Page 3

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$3,622.4	$3,013.4	20.2%	14.3%
Cost of services	2,943.1	2,491.9	18.1%

Gross profit	679.3	521.5	30.2%	24.3%
Selling and administrative expenses	584.1	464.5	25.7%	19.9%

Operating profit	95.2	57.0	67.0%	60.0%
Interest and other expenses	12.3	9.2	34.0%

Earnings before income taxes	82.9	47.8	73.4%
Provision for income taxes	29.8	18.7	60.0%

Net earnings	$53.1	$29.1	81.9%	76.9%

Net earnings per share - basic	$0.59	$0.38	55.3%

Net earnings per share - diluted	$0.56	$0.37	51.4%	45.9%

Weighted average shares - basic	89.6	77.5	15.5%

Weighted average shares - diluted	97.4	78.3	24.4%

(a)	Revenues from services include fees received from our franchise offices of $7.9 million and $5.9 million for the three months ended June 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $350.4 million and $294.1 million for the three months ended June 30, 2004 and 2003, respectively.

Manpower Reports 2nd Quarter Results/Page 4

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$517.3	$483.9	6.9%	6.9%
France	1,278.3	1,172.0	9.1%	2.9%
EMEA	1,202.2	951.2	26.4%	17.8%
Right (b)	119.9	16.7	N/A	N/A
Other Operations	504.7	389.6	29.6%	24.9%

	$3,622.4	$3,013.4	20.2%	14.3%

Operating Unit Profit:
United States	$14.1	$10.3	36.2%	36.2%
France	39.4	41.9	-5.6%	-10.8%
EMEA	26.2	7.6	240.0%	219.4%
Right	12.6	(0.4)	N/A	N/A
Other Operations	20.7	6.9	206.9%	203.6%

	113.0	66.3
Corporate expenses	14.4	9.3
Amortization of intangible assets	3.4	—

Operating profit	95.2	57.0	67.0%	60.0%
Interest and other expenses (c)	12.3	9.2

Earnings before income taxes	$82.9	$47.8

(a)	In the United States, revenues from services include fees received from the related franchise offices of $5.8 million and $4.9 million for the three months ended June 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $289.7 million and $248.4 million for the three months ended June 30, 2004 and 2003, respectively.
(b)	Represents the operations of Right Management Consultants, since its acquisition in January 2004, and the Empower Group.
(c)	The components of interest and other expense (income) were:

Interest expense	$12.0	$10.4
Interest income	(1.6)	(2.1)
Foreign exchange losses (gains)	0.2	(0.3)
Miscellaneous, net	1.7	1.2

	$12.3	$9.2

Manpower Reports 2nd Quarter Results/Page 5

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$6,956.5	$5,692.1	22.2%	12.9%
Cost of services	5,660.7	4,704.6	20.3%

Gross profit	1,295.8	987.5	31.2%	21.7%
Selling and administrative expenses	1,144.4	897.5	27.5%	18.3%

Operating profit	151.4	90.0	68.3%	55.5%
Interest and other expenses	8.3	17.8	-53.3%

Earnings before income taxes	143.1	72.2	98.2%
Provision for income taxes	50.4	28.2	79.1%

Net earnings	$92.7	$44.0	110.4%	96.6%

Net earnings per share - basic	$1.06	$0.57	86.0%

Net earnings per share - diluted	$1.01	$0.56	80.4%	67.9%

Weighted average shares - basic	87.7	77.4	13.3%

Weighted average shares - diluted	92.9	78.2	18.9%

(a)	Revenues from services include fees received from our franchise offices of $16.1 million and $11.9 million for the six months ended June 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $671.9 million and $560.8 million for the six months ended June 30, 2004 and 2003, respectively.

Manpower Reports 2nd Quarter Results/Page 6

Manpower Inc.

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$991.9	$947.4	4.7%	4.7%
France	2,414.8	2,126.6	13.5%	2.7%
EMEA	2,343.1	1,837.6	27.5%	15.2%
Right (b)	221.7	32.0	N/A	N/A
Other Operations	985.0	748.5	31.6%	23.4%

	$6,956.5	$5,692.1	22.2%	12.9%

Operating Unit Profit:
United States	$16.9	$13.0	29.6%	29.6%
France	68.2	68.8	-0.8%	-9.7%
EMEA	39.9	17.4	128.6%	110.9%
Right	21.7	(1.0)	N/A	N/A
Other Operations	38.0	9.9	289.9%	268.9%

	184.7	108.1
Corporate expenses	27.6	18.1
Amortization of intangible assets	5.7	—

Operating profit	151.4	90.0	68.3%	55.5%
Interest and other expenses (c)	8.3	17.8

Earnings before income taxes	$143.1	$72.2

(a)	In the United States, revenues from services include fees received from the related franchise offices of $12.0 million and $10.1 million for the six months ended June 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $552.7 million and $478.0 million for the six months ended June 30, 2004 and 2003, respectively.
(b)	Represents the operations of Right Management Consultants, since its acquisition in January 2004, and the Empower Group.
(c)	The components of interest and other expense (income) were:

Interest expense	$23.1	$20.4
Interest income	(4.0)	(4.5)
Foreign exchange losses (gains)	0.3	(1.5)
Miscellaneous (income) expense, net	(11.1)	3.4

	$8.3	$17.8

6

Manpower Reports 2nd Quarter Results/Page 7

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Jun. 30 2004	Dec. 31 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$440.4	$426.2
Accounts receivable, net	2,882.0	2,609.4
Prepaid expenses and other assets	148.0	100.1
Future income tax benefits	110.7	101.4

Total current assets	3,581.1	3,237.1

Other assets:
Goodwill and other intangible assets, net	1,241.3	573.8
Investments in licensees	62.9	66.2
Other assets	257.5	320.7

Total other assets	1,561.7	960.7

Property and equipment:
Land, buildings, leasehold improvements and equipment	632.1	606.3
Less: accumulated depreciation and amortization	423.2	419.2

Net property and equipment	208.9	187.1

Total assets	$5,351.7	$4,384.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$714.1	$555.4
Employee compensation payable	129.6	105.6
Accrued liabilities	476.0	360.0
Accrued payroll taxes and insurance	486.7	476.6
Value added taxes payable	401.0	368.2
Short-term borrowings and current maturities of long-term debt	215.5	12.1

Total current liabilities	2,422.9	1,877.9

Other liabilities:
Long-term debt	624.3	829.6
Other long-term liabilities	373.6	367.1

Total other liabilities	997.9	1,196.7

Shareholders’ equity:
Common stock	1.0	0.9
Capital in excess of par value	2,291.3	1,732.5
Accumulated deficit	(84.0)	(167.6)
Accumulated other comprehensive income	6.4	28.3
Treasury stock, at cost	(283.8)	(283.8)

Total shareholders’ equity	1,930.9	1,310.3

Total liabilities and shareholders’ equity	$5,351.7	$4,384.9

Manpower Reports 2nd Quarter Results/Page 8

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended June 30
	2004	2003
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$92.7	$44.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	41.4	31.4
Amortization of discount on convertible debentures	3.9	3.8
Deferred income taxes	(8.9)	4.7
Provision for doubtful accounts	12.2	8.0
Other non-operating gains	(14.2)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(245.1)	(76.5)
Other assets	13.3	(25.8)
Other liabilities	172.3	28.1

Cash provided by operating activities	67.6	17.7

Cash Flows from Investing Activities:
Capital expenditures	(27.0)	(23.8)
Acquisitions of businesses, net of cash acquired	(103.6)	(2.5)
Proceeds from sale of an equity interest	29.8	—
Proceeds from the sale of property and equipment	3.8	2.5

Cash used by investing activities	(97.0)	(23.8)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term facilities and long-term debt	8.7	(44.5)
Proceeds from stock option and purchase plans	52.8	13.9
Dividends paid	(9.1)	(7.8)

Cash provided (used) by financing activities	52.4	(38.4)

Effect of exchange rate changes on cash	(8.8)	12.6

Change in cash and cash equivalents	14.2	(31.9)

Cash and cash equivalents, beginning of period	426.2	284.0

Cash and cash equivalents, end of period	$440.4	$252.1